Exhibit 99.3

Consent of Stifel Nicolaus Canada Inc.

We hereby consent to (i) the inclusion of our opinion letter (the “Opinion”), dated February 6, 2023, to the Board of Directors of Hut 8 Mining Corp. (“Hut 8”), as Exhibit 99.1 to the prospectus that forms a part of the Registration Statement on Form S-4 of Hut 8 (the “Registration Statement”) relating to the proposed business combination of Hut 8, U.S. Data Mining Group, Inc. and Hut 8 Corp., and (ii) to the description of such Opinion and to the references in the Registration Statement to such Opinion and our firm under the headings “Summary—Fairness Opinion of Stifel GMP” and “The Business Combination—Fairness Opinion of Stifel GMP.” Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and any other use of the Opinion remains subject to the terms and conditions included therein and those set forth in our engagement letter with Hut 8.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

STIFEL NICOLAUS CANADA INC.

November 7, 2023

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